Prospectus Supplement No. 13


The   Prospectus  dated  November  14,  1996  (the  "Prospectus")
relating to the offer for resale of up to $115,000,000 aggregate principal amount of 5.5% Convertible Subordinated Debentures due 2006 of Aames Financial Corporation (the "Company") and 4,107,142 shares of the common stock of the Company, par value $0.001 per share, into which such Debentures are convertible is hereby amended as follows:

The  following  entity is hereby named  as  a Selling  Security
Holder as contemplated on page 33 of the Prospectus:

     Selling Security Holder                 Principal Amount of Debentures
     Fidelity Financial Trust:                         $7,440,000
     Fidelity Convertible Securities Fund (1)
     82 Devonshire Street - E20E
     Boston, MA  02109


(1) Each of such entities is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such entities mentioned above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation.



  The date of this Prospectus Supplement is February 12, 1997.